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                                       INGERSOLL-RAND COMPANY                       EXHIBIT 12
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                    (Dollar amounts in millions)

                                                             Years Ended December 31,
Fixed charges:                                    2000       1999       1998        1997       1996
  Interest expense........................... $  286.6   $  204.5   $  225.9      $137.5     $120.9
  Amortization of debt discount and expense..      6.1        6.7        7.0         2.0        1.5
  Rentals (one-third of rentals).............     28.2       23.9       23.8        23.3       20.3
  Capitalized interest.......................      4.4        4.0        4.0         3.2        4.6
  Equity-linked security charges............      25.6       25.6       19.7        0.0        0.0
Total fixed charges.......................... $  350.9   $  264.7   $  280.4      $166.0     $147.3

Net earnings from continuing operations       $  546.2   $  563.1   $  481.6      $367.6     $342.3
Add:   Minority income of majority-
         owned subsidiaries..................     39.3       29.1       23.5         3.6        1.5
       Taxes on income from continuing
         operations..........................    283.1      299.9      250.7       219.8      190.7
       Fixed charges.........................    350.9      264.7      280.4       166.0      147.3
Less:  Capitalized interest..................      4.4        4.0        4.0         3.2        4.6
       Undistributed earnings (losses) from
         less than 50% owned affiliates......      9.1       19.9       26.9        16.2      (29.1)
Earnings available for fixed charges ........ $1,206.0   $1,132.9   $1,005.3      $737.6     $706.3

Ratio of earnings to fixed charges ..........     3.44       4.28       3.59        4.44       4.79
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)............     $   11.6   $   22.1   $   30.1      $ 18.3     $ 29.7
    Less:  Amounts distributed...............      2.5        2.2        3.2         2.1     $ 58.8
  Undistributed earnings (losses) from
    less-than 50% owned affiliates........... $    9.1   $   19.9   $   26.9      $ 16.2     $(29.1)




































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